EXHIBIT 10.25

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

         THIS AGREEMENT is made and entered into effective as of September __, 1996, by and among Fair, Isaac and Company, Incorporated ("Buyer"), a Delaware corporation; FIC Acquisition Corporation ("Acquisition Subsidiary"), a Delaware corporation; Credit & Risk Management Associates, Inc. ("Seller"), a Delaware corporation; and Donald J. Sanders, Paul A. Makowski, and Lawrence E. Dukes (collectively, the "Shareholders").


                                    RECITALS:

         A. Buyer desires to acquire by forward subsidiary merger all of the assets and business of Seller upon the terms and conditions set forth herein.

         B. The Shareholders, as the owners of all of the issued and outstanding capital stock of Seller, wish to dispose of their interests in Seller upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:


                                    ARTICLE 1
                                   Definitions

         In this Agreement the following terms shall have the meanings assigned to them below:

         1.1 "Acquisition Subsidiary" means FIC Acquisition Corporation, a Delaware corporation.

         1.2 "Adjustment Amount" means the amount determined in accordance with the provisions of Section 2.7(a)(i).

         1.3 "Affiliate" of a specified person or entity means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

         1.4 "Average Market Price" means the average of the reported last sale price at which the Buyer Common Stock is trading as reported on the New York Stock Exchange composite tape for the twenty (20) consecutive trading days immediately preceding the applicable date.

         1.5 "Balance Sheet" means the balance sheet of Seller dated June 30, 1996, as described in Section 2.7.

         1.6 "Base  Consideration"  means an amount equal to Three  Million Four
Hundred   Ninety   Thousand   Five  Hundred   Fifty-Three   Dollars  and  no/100
($3,490,553.00) plus or minus, as the case may be, the Adjustment Amount.

         1.7 "Buyer Common Stock" means shares of common stock of Buyer, $.01 par value per share.

         1.8 "Cash Payment" means the amount determined in accordance with the provisions of Section 2.4.

         1.9 "Closing" means the meeting of the parties at which the transactions contemplated herein to occur are completed, which meeting shall be held at 9:00 a.m., local time, at the offices of Miles & Stockbridge, 10 Light Street, Baltimore, MD, on the Closing Date, or at such other time or place as may be mutually agreed upon by the parties.

         1.10 "Closing Date" means September 30, 1996, or such other date as may be mutually agreed upon by the parties.

         1.11 "Direct Margin" shall mean the amount calculated in the manner described in Section 2.8(a).

         1.12 "Earnout Cash Payment" means the cash portion of the Earnout Payment as determined in accordance with Section 2.8.

         1.13 "Earnout Payment" means one of the three payments to be made to the Shareholders pursuant to the provisions of Section 2.8.

         1.14 "Earnout Statement" means the report delivered to the Shareholders pursuant to the provisions of Section 2.8(c)(i).

         1.15 "Effective Time" means 12:01 a.m. on the date described in Section 6.1.

         1.16 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.17 "ERISA Plans" means all employee benefit plans of Seller within the meaning of Section 3(3) of ERISA, as described in Section 3.18.

         1.18 "Final Balance Sheet" means the balance sheet of Seller as of the close of business immediately prior to the Effective Time as described in
Section 2.7(a)(i).

         1.19 "Financial Statements" means the financial statements of Seller described in Section 3.5.

         1.20 "Indemnity Period" means the period described in Section 8.1.

         1.21 "Intellectual Property" means patents and patent applications, copyrights and copyright applications, trademarks, service marks, trade names, know-how, trade secrets, data, information, technology, processes, formulas, drawings, designs, computer programs, and license rights to any of the foregoing.

         1.22  "Liens"  means  any  liens,  mortgages,  pledges,   encumbrances,
conditional sales agreements, security interests, or title retention devices of any nature.

         1.23 "Merger" means the merger of Seller into Acquisition Subsidiary as described in section 2.1.

         1.24 "Merger Articles" means the Certificate of Merger with respect to the Merger, as described in Section 2.1.

         1.25 "Merger Consideration" means the aggregate consideration payable to the Shareholders, as described in Section 2.2.

         1.26 "Permitted Liens" means the Liens against the assets of Seller described on Schedule 1.26 hereto.

         1.27  "Report"  means the  report  prepared  by Buyer as  described  in
Section 2.7(a)(i).

         1.28 "SEC" means the Securities and Exchange Commission.

         1.29  "SEC  Reports"  means  all  periodic   and/or  current   reports,
registration statements and proxy statements filed with the SEC.

         1.30 "Securities Act" means the Securities Act of 1933, as amended.

         1.31 "Seller Shares" means all of the issued and outstanding capital stock of Seller.

         1.32 "Surviving Corporation" means the Acquisition Subsidiary as the surviving corporation in the Merger, as described in Section 2.1.

         1.33 "Tax" means any tax or other primary, secondary or transferee liability to any governmental entity, including without limitation, all federal, state, county, local and foreign income, profits, gross receipts, withholding, payroll, sales, use, employment, value added, custom, duty, and any other taxes, obligations, and assessments of any kind whatsoever, together with all interest and penalties; the foregoing shall include any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability under any Tax allocation, Tax sharing, Tax indemnity or similar agreement.


                                    ARTICLE 2
                                     Merger

         2.1 Merger. Buyer has caused to be formed, Acquisition Subsidiary which is a wholly owned subsidiary of Buyer in order to consummate the acquisition by merger contemplated hereby. At the Effective Time, pursuant to the provisions of this Agreement and pursuant to the provisions of the General Corporation Law of the State of Delaware, Seller shall be merged with and into Acquisition Subsidiary (the "Merger"), which shall be the surviving corporation in the Merger ("Surviving Corporation"), and the separate existence of Seller shall thereupon cease. After the Effective Time, the existence and corporate organization of Acquisition Corporation shall continue in effect as the Surviving Corporation. Buyer shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger substantially in the form attached hereto as Exhibit 2.1 (the "Merger Articles"). It is intended that the Merger constitute and qualify as a tax-free reorganization pursuant to the provisions of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended.

                  (a) The Certificate of Incorporation of Acquisition Subsidiary in effect immediately prior to the Effective Time shall be and remain the Certificate of Incorporation of the Surviving Corporation, except that Article 1 of such Certificate of Incorporation shall, at the Effective Time and pursuant to the Merger, be amended to read as follows:

         "The name of the corporation is Credit & Risk Management Associates, Inc."

                  (b) The Bylaws of Acquisition Subsidiary in effect immediately prior to the Effective Time shall be and remain the Bylaws of the Surviving Corporation, until amended in accordance with law.

                  (c) The directors and the officers of the Surviving Corporation at and after the Effective Time shall be the individuals specified in Exhibit 2.1(c). Such individuals shall continue as the directors and the officers, respectively, of the Surviving Corporation until their successors are elected and qualified.

                  (d) Each share of stock of Acquisition Subsidiary issued and outstanding at the Effective Time shall not be changed or converted by virtue of the Merger and shall remain outstanding following the Merger, having rights and preferences identical to those which it had immediately prior to the Effective Time.

                  (e) Each share of stock of Seller issued and outstanding at the Effective Time shall be changed or converted by virtue of the Merger into the Merger Consideration described in this Article 2.

                  (f) At the Closing,  the  Shareholders  shall  surrender their outstanding certificates (each referred to herein as a "Seller Certificate") representing the Seller Shares to Acquisition Corporation. Any outstanding Seller Certificate not so surrendered shall be deemed for all corporate purposes to evidence the ownership of the right to receive the Merger Consideration. No interest shall be paid or accrued on the amounts to be received upon surrender of a Seller Certificate.

                  (g) After the Effective Time, there shall be no transfers on the stock transfer books of Seller of any Seller Certificates. If, after the Effective Time, a Seller Certificate is presented to the Surviving Corporation for transfer, such Seller Certificates shall be canceled and exchanged for the Merger Consideration.

         2.2 Merger Consideration. The "Merger Consideration" shall mean: (i) the aggregate number of shares of Buyer Common Stock to be paid to the Shareholders described in Section 2.3 below; (ii) the Cash Payment to be paid to the Shareholders described in Section 2.4 below; (iii) the aggregate number of shares of Buyer Common Stock to be issued to the Shareholders as part of the Earnout as described in Section 2.8; and (iv) the Earnout Cash Payments to be paid to the Shareholders as part of the Earnout as described in Section 2.8. The certificates evidencing the Buyer Common Stock shall contain a legend restricting transfer under the Securities Act and identifying other restrictions or limitations described in this Agreement, such legend to be substantially as follows:

         The securities represented by this certificate have not been registered or qualified under the Securities Act of 1933 or the securities laws of any state, and may be offered and sold only if registered and qualified pursuant to the relevant provisions of federal and state securities laws or if the company has been provided with an opinion of counsel satisfactory to the company that registration and qualification under federal and state securities laws is not required.

The Buyer Common Stock constituting Merger Consideration shall be subject to the terms of an agreement granting limited registration rights (the "Registration Rights Agreement")in the form attached hereto as Exhibit 2.2. No consideration of any kind, other than the Merger Consideration, shall be paid or transferred by Buyer to the Shareholders in consideration for the Seller Shares.

         2.3  Conversion  of  Shares.  Subject to the other  provisions  of this
Article 2, the manner and basis of converting the Seller Shares into Buyer Common Stock shall be as follows:

                  (a) At the Effective Time, the Seller Shares then outstanding shall, by virtue of the Merger and without any further action on the part of the holders thereof, be converted into and thereafter shall constitute the right to receive the number of shares of Buyer Common Stock calculated as described in Section 2.3.(b) and such other shares as may become payable pursuant to the terms of Section 2.8.

                  (b) The Shareholders shall receive a number of shares of Buyer Common Stock equal to the Base Consideration (which Base Consideration shall be reduced by the amount of the Cash Payment described in Section 2.4) divided by the Average Market Price as of the Closing Date or, if sooner, the date on which the Merger is publicly announced by or with the express consent of Buyer or otherwise publicly disclosed by any agent or employee of Buyer. The Shareholders shall each receive the shares of Buyer Common Stock in proportion to their holdings of Seller Shares. The parties acknowledge and agree that they will be unable to determine the total number of shares of Buyer Common Stock on the Closing Date due to the inability to determine the Base Consideration and the Cash Payment. At least seven (7) business days prior to the Closing Date, the parties shall, in good faith, estimate the number of shares of Buyer Common Stock to be issued to the Shareholders. The final determination of number of shares of Buyer Common Stock shall be made in accordance with the provisions of Section 2.7.

         2.4 Cash Portion of Merger Consideration. Subject to the other provisions of this Article 2, the manner and basis of converting the Seller Shares into cash shall be as follows:

                  (a) At the Effective Time, the Seller Shares then outstanding shall, by virtue of the Merger and without any further action on the part of the holders thereof, be converted into and thereafter shall constitute the right to receive the payment described in Section 2.4(b) and such other payments as may become payable pursuant to the terms of
         Section 2.8.

                  (b) The Shareholders shall receive, in cash, an amount equal to forty-five percent (45%) of the Base Consideration (the "Cash Payment"). The Shareholders shall each receive a portion of the Cash Payment in proportion to their holdings of Seller Shares. The parties acknowledge and agree that the Cash Payment will not be able to be finally determined by the Closing Date due to the inability to determine the Base Consideration. At least seven (7) business days prior to the Closing Date, the parties shall, in good faith, estimate the Cash Payment. The final determination of the Cash Payment shall be made in accordance with the provisions of Section 2.7.

         2.5 Exchange of Certificates; Cash Payment. At the Closing, the Shareholders shall deliver to Buyer, in escrow, certificates representing the Seller Shares, and Buyer shall issue instructions to its transfer agent directing the issuance to Shareholders of certificates representing the estimated number of shares of Buyer Common Stock determined in accordance with
Section 2.3(b). In addition, on the Closing Date, Buyer shall deliver certified or cashier's checks payable to the Shareholders, or equivalent instrument or funds, in the amount of the estimated Cash Payment in escrow. Buyer shall then, by 10:00 a.m. on the first business day following the Effective Time, deliver to the Shareholders, in proportion to their holdings of Seller Shares, the estimated Cash Payment.

         2.6 Treatment of Outstanding Seller Debt and Warrants. Prior to the Closing, Seller shall take the following actions with respect to its outstanding debts, securities, options, warrants, and other obligations: (i) all outstanding convertible securities of Seller will be converted to equity and become part of the Seller Shares; (ii) all non-trade debt owed to Seller by any Affiliates or other related parties of Seller (other than the Shareholders) will be repaid by the Affiliate or related party to Seller; and (iii) all outstanding options, warrants, and other rights to purchase Seller Shares will be canceled. Any non-trade debt owed by Seller to the Shareholders at the Effective Time shall be repaid by Buyer to the Shareholders within thirty (30) days of the Effective Time. Any trade debt between Seller and its Affiliates or other related parties that is outstanding at the Effective Time shall remain outstanding and be paid in the normal course of business.

         2.7   Post-Closing   Adjustments.   After   the   Closing,   the  final
determination of Base Consideration and the Cash Payment shall be made as provided in this Section 2.7 as follows:

                  (a) (i) Not later than forty-five (45) days after the Closing Date, Buyer shall deliver to the Shareholders a balance sheet of Seller as of the close of business immediately prior to the Effective Time (the "Final Balance Sheet"). The Final Balance Sheet shall be prepared by the accountants regularly retained by Buyer in accordance with generally accepted accounting principles consistent with past practices of Seller including, without limitation, revenue recognition methods and practices employed to calculate the balance sheet of Seller dated June 30, 1996 (the "Balance Sheet"). Without limiting the generality of the foregoing, the accountants regularly retained by Buyer shall employ the same methods of recognizing unbilled work in process and accrued tax liabilities as the methods used by Seller in determining the Balance Sheet. The cost of the preparation of the Final Balance Sheet shall be borne by Buyer. The Final Balance Sheet shall be accompanied by a report (the "Report") prepared by Buyer containing the calculation of Base Consideration, Cash Payment and the number of shares of Buyer Common Stock described in Section 2.3(b) in reasonable detail. In determining Base Consideration, Buyer shall determine the "Adjustment Amount" which shall be equal to the amount determined by subtracting an amount equal to Four Hundred Ninety Thousand Five Hundred Fifty Three and no/100 Dollars ($490,553.00) from the retained earnings as shown on the Final Balance Sheet. The Adjustment Amount may be either a positive number or a negative number.

                  (ii) The  Shareholders  shall  have  fifteen  (15) days  after delivery of the Final Balance Sheet and the Report within which to present in writing to Buyer any objections the Shareholders may have to any of the matters set forth therein, which objections shall be set forth in reasonable detail. The Shareholders and the Shareholder's independent public accountants shall have the opportunity to examine the work papers, schedules and other documents prepared in connection with the preparation of the Final Balance Sheet and the Report. If no objections are presented within such fifteen
                  (15) day period, or if the Shareholders shall deliver to Buyer a notice stating that the Shareholders accept and approve the Final Balance Sheet and Report and shall present no objection to any matter set forth therein, the Final Balance Sheet and Report shall be deemed accepted and approved by the Shareholders.

                           (iii) If the Shareholders shall present any objection
                  within the fifteen (15) day period, the Shareholders and Buyer shall attempt to resolve the matter or matters in dispute, and, if resolved within twenty (20) days (or such longer period as the Shareholders and Buyer may agree upon) after delivery of any such written objections to Buyer, the parties shall adjust the number of shares of Buyer Common Stock payable to the Shareholders and the Cash Payment payable to the Shareholders as provided in Section 2.7(b) based upon the Final Balance Sheet and the Report with such changes therein, if any, as are required to reflect the resolution of any such disputed matter or matters.

                           (iv) If such dispute cannot be resolved by the Shareholders and Buyer, then the specific matters in dispute shall be submitted to the Baltimore office of Arthur Andersen LLP, or, if such firm declines to act in such capacity, such other firm of independent public accountants mutually acceptable to Buyer and the Shareholders, which firm shall make a final and binding written determination as to such matter or matters within sixty (60) days after submission. Such accounting firm shall send its written determination to Buyer and the Shareholders and the parties shall adjust the number of shares of Buyer Common Stock payable to the Shareholders and the Cash Payment payable to the Shareholders as provided in Section 2.7(b) in accordance with such written determination. The fees and expenses of the accounting firm referred to in this Section 2.7(a)(iv) shall be paid one-half (1/2) by Buyer and one-half (1/2) by the Shareholders.

                           (v) Buyer  and the  Shareholders  agree to  cooperate
                  with each other's accountants and authorized representatives in order that any matters in dispute under this Section 2.7 may be resolved as soon as possible.

                  (b) Following final determination of the Base Consideration and the Cash Payment, the party shall determine the number of shares of Buyer Common Stock transferable to the Shareholders in accordance with the provisions of Section 2.3(b). If, as a result of the determination of the adjustment described in this Section 2.7, the number of shares of Buyer Common Stock to which the Shareholders are entitled is greater than the number delivered in accordance with Section 2.5, Buyer shall issue such additional shares of Buyer Common Stock within ten (10) business days after the final determination of the actual number of shares of Buyer Common Stock to be issued in accordance with Section 2.3(b). If instead the number of shares of Buyer Common Stock to be issued to the Shareholders is less than the number of shares of Buyer Common Stock delivered in accordance with Section 2.5, the Shareholders shall return the necessary number of shares of Buyer Common Stock to Buyer for cancellation by Buyer within ten (10) business days after the final determination of the actual number of shares of Buyer Common Stock to be issued in accordance with Section 2.3(b). If, as a result of the determination of the Adjustment Amount described in this Section 2.7, the Cash Payment to which the Shareholders are entitled is greater than the estimated Cash Payment paid to them in accordance with Section 2.5, Buyer shall deliver to the Shareholders by certified or bank cashier's checks or by wire transfer to an account designated by the Shareholders, within ten (10) business days after final determination of the Cash Payment, the difference between the estimated Cash Payment and the actual amount of the Cash Payment. If instead the Cash Payment to which the Shareholders are entitled is less than the estimated Cash Payment paid to them in accordance with Section 2.5, the Shareholders shall deliver to Buyer by certified or bank cashier's check or by wire transfer to an account designated by Buyer within ten (10) business days after the final determination of the Cash Payment, the difference between the estimated Cash Payment and the actual amount of the Cash Payment.

         2.8 Determination of Earnout Payments.  For each of the following three
(3) fiscal years ending September 30, 1997, September 30, 1998 and September 30, 1999, the Shareholders shall, as additional consideration for the Merger receive the following amounts (each an "Earnout Payment") equal to the amount determined in accordance with this Section 2.8 as follows:

                  (a) For each of the fiscal years ending September 30, 1997, 1998 and 1999, Buyer shall determine the "Direct Margin." Direct Margin shall be equal to all billings of Surviving Corporation less all costs and expenses directly controllable by Surviving Corporation without taking into consideration any federal and state income tax effects of such income, costs and expenses. Costs and expenses directly controllable by Surviving Corporation includes all costs and expenses directly related to the production of billings. Costs and expenses directly controllable by Surviving Corporation shall not include any support costs or allocations of Buyer (other than services performed for Surviving Corporation by Buyer for which Surviving Corporation has the unrestricted option of alternatively utilizing a third party vendor). Any sales incentives or referral fees paid to the sales staff of Buyer shall be treated as directly controllable costs and expenses provided that the amount of such sales incentives and referral fees will be determined by mutual agreement between the sales management of Surviving Corporation and Buyer. The parties acknowledge that the employee benefits available to the employees of Seller are not as extensive or as costly as the benefit programs that will be available to employees of Surviving Corporation after the Merger. The parties further acknowledge and agree that for purposes of determining Direct Margin, such incremental costs of the employee benefits available to the employees of Surviving Corporation will be treated as costs and expenses directly controllable by Surviving Corporation. Salary and any incentive compensation programs for either the Shareholders or other employees of Surviving Corporation will be treated as costs and expenses directly controllable by Surviving Corporation. Except as otherwise provided herein, all revenue and expense measures shall follow generally accepted accounting principles as specified by the accountants regularly retained by the Buyer applied on a basis consistent with Seller's past practices.

                  (b) An  Earnout  Payment  for each  fiscal  year of  Surviving
         Corporation shall be determined in accordance with the following formulae for the fiscal year for which the Earnout Payment is being calculated:

                           (i) For the fiscal year ending September 30, 1997: if
                  Direct Margin is less than or equal to One Million and no/100 Dollars ($1,000,000.00), the Earnout Payment shall be equal to Direct Margin multiplied by a factor of eighty-four one hundredths (.84); if Direct Margin is greater than One Million and no/100 Dollars ($1,000,000.00), then the Earnout Payment shall be equal to Eight Hundred Forty Thousand and no/100 Dollars ($840,000.00) plus the Direct Margin in excess of One Million and no/100 Dollars ($1,000,000.00) multiplied by a factor equal to eight thousand two hundred seventy-five ten thousandths (.8275); provided, in no event shall the Earnout Payment exceed One Million Eight Hundred Thirty-Three Thousand and no/100 Dollars ($1,833,000.00).

                           (ii) For the fiscal year ending  September  30, 1998:
                  if Direct Margin is less than or equal to One Million Three Hundred Thousand and no/100 Dollars ($1,300,000.00), the Earnout Payment shall be equal to Direct Margin multiplied by a factor of six thousand four hundred sixty two ten thousandths (.6462); if Direct Margin is greater than One Million Three Hundred Thousand and no/100 Dollars ($1,300,000.00), then the Earnout Payment shall be equal to Eight Hundred Forty Thousand and no/100 Dollars ($840,000.00) plus the Direct Margin in excess of One Million Three Hundred Thousand and no/100 Dollars ($1,300,000.00) multiplied by a factor equal to six hundred and twenty thousand six hundred twenty-five ten thousandths (.620625); provided, in no event shall the Earnout Payment exceed One Million Eight Hundred Thirty-Three Thousand and no/100 Dollars ($1,833,000.00).

                           (iii) For the fiscal year ending  September 30, 1999:
                  if Direct Margin is less than or equal to One Million Six Hundred Thousand and no/100 Dollars ($1,600,000.00), the Earnout Payment shall be equal to Direct Margin multiplied by a factor of five thousand two hundred fifty ten thousandths (.5250); if Direct Margin is greater than One Million Six Hundred Thousand and no/100 Dollars ($1,600,000.00), then the Earnout Payment shall be equal to Eight Hundred Forty Thousand and no/100 Dollars ($840,000.00) plus the Direct Margin in excess of One Million Six Hundred Thousand and no/100 Dollars ($1,600,000.00) multiplied by a factor equal to four thousand nine hundred and sixty-five ten thousandths (.4965); provided, in no event shall the Earnout Payment exceed One Million Eight Hundred Thirty-Three and no/100 Dollars ($1,833,000.00).

                  (c) (i) As soon as practicable but in no event later than sixty (60) days after the close of the fiscal years ending September 30, 1997, September 30, 1998 and September 30, 1999, Buyer shall deliver to the Shareholders a report detailing the calculation of the Direct Margin and the Earnout Payment (individually an "Earnout Statement"), which shall be prepared in accordance with the provisions of this Section 2.8.

                           (ii) The  Earnout  Payment  described  in the Earnout
                  Statement shall be made to the Shareholders concurrently with the delivery of the Earnout Statement in the manner described in Section 2.8(d). The Shareholders shall have twenty (20) days after delivery of each Earnout Statement within which to present in writing to Buyer any objections the Shareholders may have to any of the matters set forth therein, which objections shall be set forth in reasonable detail. If no objections are presented within such twenty (20) day period, or if the Shareholders shall deliver to Buyer a notice stating that the Shareholders accept and approve such Earnout Statement and shall present no objection to any matter set forth therein, the Earnout Statement and the calculation of the Earnout Payment as set forth therein shall be deemed accepted and approved by the Shareholders.

                           (iii) If the Shareholders shall present any objections within the twenty (20) day period, Buyer and the Shareholders shall attempt to resolve the matter or matters in dispute and if resolved within twenty (20) days (or such longer period as Buyer and the Shareholders may agree upon) after delivery of any such written objections to Buyer, any adjusted Earnout Payment shall be made based on the Earnout Statement with such changes therein, if any, as are required to reflect the resolution of any such disputed matter or matters, in the manner as described in Section 2.8(d).

                           (iv) If such dispute  cannot be resolved by Buyer and
                  the Shareholders, then the specific matter or matters in dispute shall be submitted to the Baltimore office of Arthur Andersen LLP (provided such firm is then independent of the parties) or if such firm is not then independent of the parties or declines to act in such capacity, such other firm of independent public accountants mutually acceptable to Buyer and the Shareholders, which firm shall make a final and binding determination as to such matter or matters. Such accounting firm shall send its written determination to Buyer and Shareholders, and any adjusted Earnout Payment shall be made in the manner described in Section 2.8 (3). The fees and expenses of the accounting firm referred to in this Section
                  2.8 shall be paid one-half by the Buyer and one-half by the Shareholders.

                  (d) The Earnout Payment shall be paid fifty-five percent (55%) in the form of shares of Buyer Common Stock valued at their Average Market Price as of the last day of the fiscal year for which the Earnout Payment is being determined to the Shareholders in proportion to their holdings of Seller Shares. The Buyer Common Stock issued as a portion of the Earnout Payment shall be subject to the registration rights set forth in the Registration Rights Agreement described in
         Section 2.2 hereof. The balance of the Earnout Payment of forty-five percent (45%) shall be paid in cash (the "Earnout Cash Payment"). The Earnout Cash Payment shall be made by delivery of certified or cashier's checks or equivalent instruments or funds to the Shareholders in proportion to their holding of Seller Shares. In the event of a dispute regarding the amount of the Earnout Payment, any adjustment to the Earnout Payment, as determined pursuant to Section 2.8 shall be paid to the Shareholders by Buyer within ten (10) business days after any adjustment has been finally determined.

         2.9 Preparation of Tax Returns. The federal and state income tax returns for Seller for the period beginning January 1, 1996 through the close of business on the day immediately preceding the Effective Time shall be prepared by the Shareholders on the same bases as prior federal and state income tax returns of Seller (including, without limitation, a cash basis personal service corporation) and otherwise consistent with prior tax returns. Any resulting accrued income tax liability shall appear on the Final Balance Sheet and the liability shall be paid by Surviving Corporation.


                                    ARTICLE 3
          Representations and Warranties of Seller and the Shareholders

         Seller and the Shareholders hereby make the following representations and warranties to Buyer, all of which representations and warranties are true and correct as of the date hereof and shall be true and correct as of (and as though made at) the Closing:

         3.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or registered to do business as a foreign corporation and is in good standing in each jurisdiction that requires such qualification or registration and in which it owns or leases any material properties or conducts any material business, except where the failure so to qualify or register would not have a material adverse effect on Seller. Seller has all necessary corporate power to own its properties, conduct its business as presently conducted or proposed to be conducted by it, and to do and perform all acts and things required to be done by it under this Agreement.

         3.2 Capitalization. Seller has duly authorized capital stock consisting of 3,000 shares of common stock, of which 1,500 shares are issued and outstanding on the date hereof and no shares are held in treasury. All such outstanding shares (referred to collectively in this Agreement as the "Seller Shares") are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws. Except as described in this Section 3.2, there is no other outstanding stock of Seller or outstanding rights to acquire such stock, the holders of the Seller Shares have no preemptive rights, and there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, conversion rights or other agreements or arrangements of any character or nature whatsoever, under which Seller is or may be obligated to issue any capital stock or other securities of Seller; and Seller has no obligation for the repurchase of any of its outstanding securities. Any and all preemptive or similar rights to purchase any capital stock or securities of Seller to which any holders of capital stock or any other security of Seller may have been entitled with respect to prior issuances of Seller Shares or rights to acquire Seller Shares shall have, on or before the Closing Date, been validly and enforceably waived by all such holders or are otherwise no longer of any force or effect. Each of the record and beneficial owners of the Seller Shares, and the number of Seller Shares held by each such person, is as set opposite such person's respective name on Schedule 3.2. There are no shareholder agreements, or other agreements, understandings or commitments relating to or otherwise affecting the Seller Shares. Copies of Seller's Articles of Incorporation and Bylaws previously delivered by Seller to Buyer are complete and correct.

         3.3 Subsidiaries. Seller has no subsidiaries.

         3.4 Corporate Authority. The execution, delivery and performance by Seller and the Shareholders of this Agreement and the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate and shareholder action, and neither the execution and delivery of this Agreement by Seller and the Shareholders, nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in a breach of the terms or provisions of or constitute a default under Seller's Certificate of Incorporation or Bylaws or any material instrument, contract, or agreement, judgment, order, decree or other restriction to which Seller or any of the Shareholders is a party or by which any of its assets is bound or affected, (ii) except as specifically described in Schedule 3.4, require any affirmative approval, consent, or authorization of any person, court, or governmental or regulatory authority, or (iii) except as specifically described in Schedule 3.4, give any party with rights under any such material instrument, contract, agreement, judgment, order, decree or other restriction the right to terminate, modify or otherwise change the rights or obligations of Seller or any of the Shareholders thereunder. This Agreement constitutes, and all other agreements and instruments contemplated hereby, when duly executed and delivered by Seller and the Shareholders, will constitute, valid and binding obligations of Seller and the Shareholders enforceable in accordance with their respective terms except as may be limited by laws affecting creditors' rights generally or by judicial limitations on the right to specific performance.

         3.5 Financial Statements. Seller has furnished Buyer with true and complete copies of its unaudited balance sheets as of December 31, 1995 and 1994 and the related statements of earnings and cash flows and has furnished interim unaudited balance sheets as of June 30, 1996 and the related statement of earnings (collectively the "Financial Statements"). The Financial Statements have been and any interim financial statements delivered to Buyer for subsequent periods pursuant to Section 5.4 will be, prepared and conform with generally accepted accounting principles applied on a basis consistent with prior periods, and fairly present in all material respects the financial condition of Seller as of the represented dates thereof and results of Seller's operations for the period covered thereby. For purposes of this Agreement, the Financial Statements shall be deemed to include any notes and schedules thereto.

         3.6 Taxes. Seller has not failed to file any reports or Tax returns required by any law or regulation of any jurisdiction to be filed as of the date hereof, and all such reports and returns are true and correct in all material respects. Seller has duly paid, or accrued on its books of account, all Taxes, duties and charges pursuant to such reports and returns assessed or to be assessed against Seller with respect to all periods through the date hereof, or which Seller is obligated to withhold from amounts owing to any employee or other person. Seller will not be liable for any Taxes with respect to any periods up to the Effective Time, except for Taxes paid at or before the Effective Time or which are accrued on the Final Balance Sheet. Seller has not received any notice of proposed adjustment, audit report, deficiency notice, notice of assessment or similar notification with respect to any Tax that could become the obligation and liability of the Surviving Corporation.

         3.7 Absence of Undisclosed Liabilities. There are no material debts, liabilities, claims against or financial obligations of Seller, or reasonable legal basis therefor, whether accrued, absolute, contingent or otherwise, except to the extent reflected on the Balance Sheet, or disclosed on the footnotes thereto or elsewhere on Schedule 3.7.

         3.8 Absence of Certain Changes and Events. Except as contemplated by this Agreement or as specifically described in Schedule 3.8, since June 30, 1996:

                  (a) There has not been any material adverse change in the general affairs, management, net worth or condition (financial or otherwise) of Seller or its business or assets.

                  (b) Seller has not (1) made or suffered any material adverse change in its assets; (2) entered into any contract, license, franchise or commitment other than ones that either were entered into in the ordinary course of business or, if not entered into in the ordinary course of business, involved amounts to be paid or received of less than Twenty-Five Thousand and no/100 Dollars ($25,000.00), or made any capital expenditures or commitment therefor except in the ordinary course of business or in amounts of less than Twenty-Five Thousand and no/100 Dollars ($25,000.00), or waived any material rights, or made, permitted, or suffered any amendment or termination of any material contract, license, franchise or agreement; (3) altered or revised its accounting procedures, methods or practices except as required by law;
         (4) incurred, assumed, discharged or satisfied any material liability (absolute or contingent), mortgage, lien, security interest or encumbrance, other than in the ordinary course of business or, if not in the ordinary course of business, involving amounts of less than Twenty-Five Thousand and no/100 Dollars ($25,000.00) (and otherwise in compliance with this Agreement); (5) declared, set aside, or paid any dividend or shareholder distributions in cash, securities, or property;
         (6) sold, transferred, or leased any of its assets except in the ordinary course of business; (7) suffered any physical damage, destruction, or loss (whether or not covered by insurance) materially and adversely affecting the properties or business of Seller; (8) entered into any material transaction other than in the ordinary course of business; or (9) agreed to do any of the foregoing other than pursuant hereto.

         3.9 Assets. Seller has good title to all of its assets, or, in the cases of leases, valid and subsisting leasehold interests in the assets leased thereby, in each case free and clear of all Liens, except for Permitted Liens. Seller has not received any notice of default under any lease and, to the best of Seller's knowledge, there is no event that, with notice or lapse of time or both, would constitute a default under any such lease. The real and personal properties to be included in the assets acquired by Buyer pursuant to the Merger include all the properties used in and, except as set forth on Schedule 3.9, necessary to the conduct of the operations of Seller and taken as a whole are in a good state of repair, ordinary wear and tear excepted.

         3.10 Intellectual Property. Except as described in Schedule 3.10, (i) all Intellectual Property necessary to or used in the conduct of Seller's present or proposed operations is owned by Seller or licensed to Seller, in either case free and clear of any Liens other than Permitted Liens, and Seller's ownership of such Intellectual Property has not been challenged in any judicial or administrative proceeding; (ii) Seller's present and proposed operations do not infringe, misuse or misappropriate any intellectual property rights of others; (iii) no employees of Seller have any right in or to the Intellectual Property necessary to or used in the conduct of Seller's present or proposed operations, and no such employees are subject to restrictive covenants with any person other than Seller with respect to such employee's employment by Seller or use of Intellectual Property in such employment; and (iv) to the best of Seller's knowledge, none of Seller's rights to Intellectual Property is being infringed, misused, or misappropriated by others.

         3.11 Licenses; Compliance with Laws, Regulations, Etc. Except as specifically described in Schedule 3.11, Seller possesses all permits, licenses and other approvals and authorizations that are necessary to conduct its business, and all of such licenses, permits and other approvals and authorizations are in full force and effect. Seller has not received any notice that any of such licenses, permits, approvals or authorizations will lapse or be terminated by action of a governmental authority or otherwise. Seller has complied, and is in compliance, in all material respects with all applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities relating to the conduct of Seller's businesses.

         3.12  Litigation;  Insolvency.  Except  as  specifically  described  in
Schedule 3.12, there is no action, lawsuit, claim, proceeding, or investigation of any kind pending or, to the best of the knowledge of each of Seller and the Shareholders, threatened against, by or affecting Seller. Seller (i) is not in default with respect to any order, writ, injunction, or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) has not suffered a garnishment, summons or writ of attachment against or served upon it for the attachment of any material property that has not been expunged, bonded against or otherwise discharged within thirty (30) calendar days after the issuance or service thereof, or (iii) has not voluntarily filed, or had filed against it involuntarily, a petition under the United States Bankruptcy Code that, in the case of an involuntary petition, shall not have been vacated or dismissed within thirty (30) calendar days after the filing thereof, and (iv) has not taken action or otherwise had proceedings commenced to dissolve or liquidate it.

         3.13 Environmental Matters. Seller has obtained, and is in compliance with, all permits, licenses or other approvals necessary under Environmental Laws (as defined below) with respect to Seller and its business, operations, products or properties. Neither Seller nor its business, operations, products, or properties, currently or formerly owned, operated, or leased (i) have violated or violate or, to the best of Seller's knowledge, have been or are subject to any judicial or administrative investigations, proceedings or other actions alleging the violation of, any federal, state, local or foreign environmental, superfund, conservation, health or safety statute, regulation, ordinance, common law, order or decree (collectively, "Environmental Laws") governing "Hazardous Substances," which for purposes hereof means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known carcinogens, petroleum products, or substances defined as hazardous or as a pollutant or contaminant in, or the generation, handling, storage, release or disposal of which is regulated by, any Environmental Laws or (ii) to the best of Seller's knowledge, have been or are the subject of any federal, state, local or foreign investigation, proceeding or other action evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance or (iii) have taken any action or failed to take any action that might reasonably result in violation of any Environmental Laws. Neither Seller, nor, to the best of Seller's knowledge, any prior or current lessee, owner, occupant, operator or other person has released, spilled or disposed of any Hazardous Substance in or on the ground of any real property currently or formerly owned, operated, or leased by Seller, and no above-ground or underground storage tanks or Hazardous Substances are or were present on such real property or any structures thereon. Seller has no removal, restoration or similar obligation under any Environmental Laws with respect to any property. Seller has delivered to Buyer true and complete copies of all reports, studies or tests in the possession of or initiated by Seller pertaining to Hazardous Substances or other environmental concerns regarding Seller, its business, operations, products or properties, currently or formerly owned, operated or leased.

         3.14 Contracts; Leases. Schedule 3.14 attached hereto contains a list of each of the following contracts, agreements, plans (other than those described in Schedule 3.18), arrangements or commitments (the "Contracts"), including amendments thereto, to which Seller is a party or by which any assets of Seller are in any way bound or obligated:

                  (a) Written employment and compensation agreements and written employment policies with employees or independent contractors, officers, or directors and agreements that contain any severance pay liability or obligation to any employee, former employee, director, former director, or consultant;

                  (b)  Agreements  of  guarantee  or   indemnification   (except
         endorsements of negotiable instruments in the ordinary course of business);

                  (c) Loan or credit agreements providing for any extension of credit to or by Seller, except for trade credit extended by Seller in the ordinary course of business;

                  (d)  Collectively bargained union agreements;

                  (e) Leases to or for any personal property that involve the payment or receipt of annual rent of more than Ten Thousand and no/100 Dollars ($10,000.00) individually or Twenty-Five Thousand and no/100
         Dollars ($25,000.00) in the aggregate, and leases to or for any real property, regardless of the dollar amount involved;

                  (f) Contracts for products or services provided by Seller that
         (i) involve the receipt of more than Twenty Thousand and no/100 Dollars ($20,000.00) individually in any period of twelve (12) consecutive months, or (ii) may reasonably be expected to result in a loss to Seller, based on the facts known to Seller as of the date hereof, or
         (iii) commit Seller to provide technology or other products, the development of which has not been completed as of the date hereof; and

                  (g) Any other agreement, contract, commitment, or other arrangement (oral or written) not otherwise described above if it:

                           (i) is of six (6) month or longer duration and Seller
                  cannot terminate it, without liability to Seller, on notice of thirty (30) days or less; or

                           (ii) requires payment by Seller of more than Twenty-Five Thousand and no/100 Dollars ($25,000.00) per year; provided, however, that the aggregate amount of the obligations under contracts excluded by reason of these Sections 3.14(g)(i) and 3.14(g)(ii) shall not exceed Fifty Thousand and no/100 Dollars ($50,000.00) in any period of twelve (12) consecutive months.

Except  as  specified  in  Schedule  3.14,  (i) all of the  Contracts  listed on
Schedule 3.14 or material to the business of Seller are valid, binding and in full force and effect in accordance with their terms and conditions (except as may be limited by laws affecting creditors' rights generally or by judicial limitations on the right to specific performance), (ii) there is no existing material default under any of the Contracts listed on Schedule 3.14, and no default under any other Contract which default is material to the business of Seller, and (iii) none of the Contracts listed on Schedule 3.14 or material to the business of Seller by their express terms requires the consent of any party thereto to Buyer's assumption thereof by reason of the Merger or provides that a merger involving Seller constitutes an event of default thereunder. Copies of all of the Contracts (or in the case of oral Contracts, descriptions of the material terms thereof) described in Schedule 3.14 have been delivered by Seller to Buyer.

         3.15 Insurance. Listed on Schedule 3.15 attached hereto is a list of all of the policies of fire, liability, life, health, product liability and other insurance maintained by or on behalf of Seller whether for its own benefit or the benefit and protection of employees, agents, lessors or lenders, and copies of such policies have been delivered by Seller to Buyer. Seller's physical assets are and will be through the Effective Time insured against loss by fire and other insurable perils to which they may be subject at or above the levels of coverage maintained by Seller as of June 30, 1996. Except as set forth on Schedule 3.15, Seller currently maintains in effect insurance coverage for all of its properties and assets.

         3.16 Inventories. No material inventory is included in any of Seller's balance sheets described in Section 3.5 and no material inventory will be included in the Closing Date balance sheet of Seller.

         3.17 Accounts Receivable. All accounts receivable of Seller (i) have arisen in the ordinary course of business, and (ii) are collectible in the amounts at which they are carried on Seller's books, except to the extent reflected in the reserve for doubtful accounts reflected on the Balance Sheet which reserve is adequate to cover accounts not collectible in the ordinary course of business consistent with standard and reasonable business practices.

         3.18 ERISA Matters. Schedule 3.18 attached hereto contains a complete list and description of all employee benefit plans ("ERISA Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including all such benefit plans that Seller maintains for any of its employees or former employees and with respect to which Seller has or may incur any future or contingent obligations. True and correct copies of the ERISA Plans have been delivered to Buyer; all required contributions and other payments to be made by Seller to the ERISA Plans as of the Effective Time shall have been made or accrued, as appropriate; all reports and disclosures relating to the ERISA Plans required to be filed or distributed under ERISA as of the Effective Time shall have been filed or distributed; and the ERISA Plans that are "employee pension benefit plans," as that term is defined in ERISA, have received favorable determination letters from the Internal Revenue Service with respect to their qualification and continue, to the best of the knowledge of Seller, to be so qualified under Section 401(a) of the Internal Revenue Code.

         3.19 Employee Matters. Seller has complied in all material respects with all applicable federal and state laws relating to the employment of labor, including the provisions thereof relating to wages, hours, collective bargaining, and the payment of all payroll, withholding and social security taxes, and is not liable for any wages, taxes or penalties for the failure to comply with any of the foregoing. All amounts due to employees of Seller for commissions, salaries, wages, bonuses, fringe benefits and vacation benefits accrued through the Effective Time shall have been paid in the ordinary course or accrued, as appropriate, before the Effective Time. Except as disclosed in
Schedule 3.19, Seller has not (i) promulgated any policy or entered into any written agreements relating to the payment of severance pay to employees whose employment is terminated or suspended, voluntarily or involuntarily, or otherwise, or (ii) entered into any written employment agreements with any employee. Schedule 3.19 attached hereto contains a complete list of all full-time and part-time employees of Seller and the current level of compensation payable to each. There are no strikes, work stoppages or controversies pending or, to the best of the knowledge of the officers of Seller after diligent inquiry, threatened, between Seller and any of its employees.

         3.20   Miscellaneous   Information.   Schedule  3.20  attached   hereto
constitutes a true and complete list of the following:

         (a)      the names of the directors and officers of Seller;

         (b) the name of each financial institution in which Seller has an account or safety deposit box, the account numbers with respect thereto, and the names of all persons authorized to draw thereon or who have access thereto; and

         (c) the names of all persons holding powers of attorney from Seller and a copy of the documents providing such powers.

         3.21 No Finders. No act of Seller or its representatives has given or will give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

         3.22 Investment Intent. The shares of Buyer Common Stock being acquired by the Shareholders pursuant to this Agreement are being acquired for the Shareholders' own account and not with a view to, or for resale in connection with, any distribution or public offering thereof except in compliance with the Securities Act and any applicable state securities laws. The Shareholders understand that the shares of Buyer Common Stock have not been registered under the Securities Act or any state securities laws by reason of their contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and any applicable state securities laws, and that the reliance of Buyer upon this exemption is based in part upon this representation and warranty by each of the Shareholders. The Shareholders further understand that the shares of Buyer Common Stock may not be transferred or resold without (i) registration under the Securities Act and any applicable state securities laws, or (ii) the existence of an exemption from the registration requirements of the Securities Act and such state securities laws.

         3.23 Shareholder Status. The state of residence of each of the Shareholders is as shown on Schedule 3.23 attached hereto. Each of the Shareholders has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of the investment to be made by such Shareholder in the shares of Buyer Common Stock. Each Shareholder acknowledges that such Shareholder has had access to such Shareholder's satisfaction to such financial and other information regarding Buyer and to officers of Buyer as such Shareholder deems necessary for purposes of making an investment in the shares of Buyer Common Stock.

         3.24 Disclosure. No representation or warranty by Seller in this Agreement, and no information disclosed in the Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.


                                    ARTICLE 4
                     Representations and Warranties of Buyer

         Buyer hereby makes the following representations and warranties to Seller and the Shareholders, all of which representations and warranties are true and correct as of the date hereof and shall be true and correct as of (and as though made at) the Closing.

         4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or registered to do business as a foreign corporation and is in good standing in each jurisdiction that requires such qualification or registration and in which it owns or leases any material properties or conducts any material business, except where the failure so to qualify or register would not have a material adverse effect on Buyer. Buyer has all necessary corporate power to own its properties, conduct its businesses as presently conducted or proposed to be conducted by it, and to do and perform all acts and things required to be done by it under this Agreement.

         4.2 Corporate Authority. The execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate action, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of the terms or provisions of or constitute a default under its Certificate of Incorporation or Bylaws or any material instrument, contract, agreement, judgment, order, decree or other restriction to which Buyer is a party or by which any of its assets is bound or affected, or require any affirmative approval, consent, or authorization of any person, court, or governmental or regulatory authority. This Agreement constitutes, and the other agreements and instruments contemplated hereby, when duly executed and delivered by Buyer, will constitute, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as may be limited by laws affecting creditors' rights generally or by judicial limitations on the right to specific performance.

         4.3 SEC Filings and Financial Statements. Buyer has heretofore furnished to Seller copies of all SEC Reports filed by Buyer with the SEC on or after September 30, 1995. Each of the SEC Reports was complete and correct in all material respects as of its effective date and, as of its effective date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which made, not misleading. The financial statements of Buyer and the notes thereto contained in the SEC Reports are correct and complete and fairly present the combined financial position of Buyer and its subsidiaries as of the respective dates thereof and the results of operations for the periods then ended, except as disclosed therein or in the notes thereto or in the explanations thereof contained in the SEC Reports; and the balance sheets and notes thereto contained therein show and properly reflect all material liabilities of Buyer and its combined subsidiaries on the respective dates thereof, except for any claims and lawsuits against Buyer and its combined subsidiaries now pending, the total liability from which would not materially adversely affect the business, properties, or financial condition of Buyer and its combined subsidiaries, taken as a whole. Each such financial statement was prepared in conformity with generally accepted accounting principles consistently applied (except, in the case of unaudited statements, as permitted by the SEC for its Quarterly Reports on Form 10-Q).

         4.4 No Material Adverse Changes. Except as otherwise disclosed herein or in the SEC Reports issued by Buyer, since September 30, 1995, there has not been any material adverse change in the financial condition or in the business operations, properties, assets or liabilities of Buyer and its subsidiaries, taken as a whole, whether or not arising in the ordinary course of business.

         4.5 Tax-Related Representations and Warranties. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") by virtue of the provisions of
Section 368(a)(2)(D) of the Code. The parties believe that the value of the Buyer Common Stock to be issued to the Shareholders in the Merger, together with the cash portion of the Merger Consideration, is equal, in each instance, to the value of the Seller Shares to be surrendered in exchange therefor. Buyer and Acquisition Subsidiary will pay their respective expenses, if any, incurred in connection with the Merger. Buyer represents and warrants that, (a) the only liabilities of Acquisition Subsidiary are those incurred in connection with its incorporation and organization and in connection with the Merger; (b) immediately following the Merger, Acquisition Subsidiary will hold at least 90% of the fair market value of the net assets of Seller and at least 70% of the fair market value of the gross assets of Seller held immediately prior to the Merger; (c) prior to the Merger, Buyer will be in control of Acquisition Subsidiary within the meaning of Section 368(c) of the Code; (d) Buyer has no present plan or intention to (i) issue additional shares of the common stock of Acquisition Subsidiary after the Merger that would result in Buyer losing control of Acquisition Subsidiary within the meaning of Section 368(c) of the Code; (ii) reacquire any of the shares of Buyer Common Stock issued to the Shareholders in the Merger; or (iii) liquidate the Surviving Corporation or merge the Surviving Corporation with or into another corporation or sell or otherwise dispose of the stock of the Surviving Corporation or cause the Surviving Corporation to sell or otherwise dispose of any of its assets or any of the assets acquired from Seller (except for dispositions made in the ordinary course of business or transfers described in Section 368 (a)(2)(C) of the Code);
(e) it has not owned, nor has it owned during the past five years, any shares of stock of Seller and (f) neither it nor the Acquisition Subsidiary are investment companies as defined in Section 368 (a)(2)(F)(iii) and (iv) of the Code. The parties shall not take a position on any tax returns inconsistent with this Section. In addition, Buyer represents now, and as of the Closing Date, that it presently intends to continue Seller's historic business or use a significant portion of Seller's business assets in a business. The provisions and representations contained or referred to in this Section 4.5 shall survive until the expiration of the applicable statute of limitations.

         4.6 No Finders. No act of Buyer or its representatives has given or will give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

         4.7 Disclosure. No representation or warranty by Buyer in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE 5
                                    Covenants

         5.1 Access. Seller shall, prior to Closing, give Buyer and its representatives full access to Seller's properties, records and personnel and such other information of Seller as Buyer may reasonably request to analyze Seller and its business, assets and prospects. Buyer agrees to maintain, and to cause its representatives to maintain, the confidentiality of any material nonpublic information that they receive as a result of such access and which is identified to them by Seller as being nonpublic, and to obtain Seller's consent prior to disclosing any of such information to any other person or entity.

         5.2 Conduct of Business Until Effective Time. Except as Buyer may otherwise consent in writing (which consent shall not be unreasonably delayed or withheld) or otherwise contemplated by this Agreement, from the date hereof until the Effective Time, Seller shall operate its business only in the usual, regular, and ordinary course and consistent with past practice and use its best efforts to preserve intact its business, to keep available the services of its officers and employees, and to maintain good relationships with suppliers, contractors, customers and others having business relationships with it, and shall not (i) amend its Certificate of Incorporation; (ii) make or grant any increase in the compensation payable to or to become payable to any officer, employee, director, or consultant or any increase in any officer, employee, director, or consultant benefit plan, provided that Seller may pay bonuses to its employees prior to the Closing Date which bonuses shall reduce the retained earnings of Seller; (iii) merge with or enter into, consolidate with or acquire all or substantially all of the stock or assets of any other corporation, partnership, limited partnership, joint venture, association, or other entity;
(iv) issue, deliver or sell, or authorize or propose the issuance, delivery, or sale of, any shares of its capital stock of any class or series, any securities or debt convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, convertible securities, or debt; (v) declare or pay any dividend or shareholder distribution in cash, securities, or property; (vi) incur, assume, discharge or satisfy any material liability (absolute or contingent), mortgage, lien, security interest or encumbrance other than trade payables or other obligations in the ordinary course of business (and in compliance with this Agreement); (vii) sell, assign, lease, or otherwise transfer or dispose of any of its assets without the replacement thereof with a substantially equivalent asset of substantially equivalent kind, condition, and value, except for assets having an aggregate original cost of not more than Five Thousand and no/100 Dollars ($5,000.00) and except for increases and decreases in receivables in the ordinary course of business under circumstances consistent with past practice; (viii) make any capital expenditures in excess of Twenty-Five Thousand and no/100 Dollars ($25,000.00); (ix) enter into any material transaction other than in the ordinary course of business (subject to the exceptions stated above); or (x) agree to any of the foregoing other than pursuant hereto.

         5.3 Exclusive Dealing. Prior to the Closing Date, Seller will not negotiate or discuss with any party (other than Buyer), or solicit or encourage the submission of inquiries, proposals or offers from any party (other than Buyer), or otherwise provide information to any other person, with respect to the sale of or investment in Seller (whether by merger, combination, sale of assets, sale of stock, or otherwise) or the sale, licensing, distribution, or other disposition of Seller's assets or business except in the ordinary course.

         5.4 Financial Statements. Prior to the Closing Date, Seller shall provide Buyer with unaudited monthly financial statements within thirty (30) days after the end of each fiscal month. Such financial statements shall be prepared from the books and records of Seller on a consistent basis with the accounting principles and practices applied with respect to the year-end financial statements of Seller described in Section 3.5 hereof.

         5.5 Employment Agreements. On the Closing Date, to be effective at the Effective Time, Buyer and each of the Shareholders shall execute and deliver an Employment and Bonus Compensation Agreement (containing an agreement not to compete with Buyer or the Surviving Corporation during the employment term and for a period of two (2) years thereafter) for each such individual in substantially the form attached hereto as Exhibit 5.5.

         5.6 Officer and Director Indemnification. On or before the Closing Date, Seller shall have obtained the written agreement of the Shareholders, in form reasonably satisfactory to Buyer, either to (i) indemnify the Surviving Corporation for all claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor) that the Surviving Corporation may incur or suffer by reason of Seller's indemnification of its officers and/or directors (whether in their capacity as officers or directors of Seller or in any other capacity) under its Certificate of Incorporation or Bylaws, applicable law, or otherwise, that are in excess of the losses that the Surviving Corporation would have incurred or suffered in the absence of such indemnification of those individuals by Seller during the period prior to the Effective Time or (ii) waive all of their rights to any such indemnification that had been provided by Seller.

         5.7 Approvals and Consents. As promptly as possible, Seller and Buyer each shall take all corporate and other action, make all filings with courts or governmental authorities, and use their respective best efforts to obtain in writing all approvals and consents required to be taken, made, or obtained by them in order to effectuate the Merger and the transactions contemplated hereby, including the approvals and consents described in Section 3.4 hereof; shall cooperate with each other in effecting the foregoing; and shall deliver promptly to the other copies of such filings, approvals, and consents.

         5.8 Insurance Coverage. Seller agrees to maintain in effect, for the period prior to the Effective Time, each of the types of insurance maintained by Seller as described in Section 3.15.

         5.9 Integrity of Business of Seller. During the Earnout period the Buyer will actively assist the Surviving Corporation to maintain and grow its business. Accordingly, during the Earnout period, Buyer shall not (a) materially change the business of the Surviving Corporation from Seller's historical business objectives; (b) substantially change or divert the nature of the duties of the Shareholders as employees/principals of Surviving Corporation; (c) develop alternative businesses that directly compete with the Surviving Corporation; or (d) sell the stock of the Surviving Corporation or merge the Surviving Corporation with or into any other entity or sell or transfer any part of the business or assets of Surviving Corporation (whether, in each case, to an affiliate or unrelated third party). During the Earnout period, Buyer shall (a) seek to maximize referrals of business opportunities arising during the course of the Buyer's business; (b) credit the Surviving Corporation with revenues (based on prevailing market rates of the Surviving Corporation) for the provision of services under contract by the Surviving Corporation (or any employee or subcontractor thereof) to Buyer, any affiliate of Buyer or any customer of Buyer; and (c) maintain the Surviving Corporation as a separate subsidiary of Buyer.

         5.10 Buyer's Tax-Related Covenants. (a) Buyer and the Shareholders agree that it or they will not take any action that causes the Merger to not qualify as a tax-free plan of reoganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by virtue of the provisions of Section 368(a)(2)(D) of the Code.

         (b) The Shareholders agree that they shall not amend any tax return for Seller for any period ending on or prior to the Closing Date if such amendment would in any way affect any item or income, deduction or basis for income tax purposes for any period ending after the Closing Date.

         5.11 Employee Benefits. The Buyer agrees that it will provide employees of the Surviving Corporation with substantially the same employee benefits, as a whole, that are provided to similarly situated employees of Buyer.


                                    ARTICLE 6
                                     Closing

         6.1 Effective Time. If the Closing occurs, the Merger shall become effective at 12:01 a.m. on the day following the date that the Merger Articles are accepted for filing by the Delaware Secretary of State (the "Effective Time"), after the properly executed and certified Merger Articles have previously been duly filed with the Delaware Secretary of State. Subject to the provisions hereof, the filing shall be made by or at the direction of counsel for Buyer at any time on the Closing Date and prior to the Effective Time, the actual time of the filing to be as the parties shall mutually determine.

         6.2 Closing and Execution of Merger Articles. Subject to the satisfaction (or waiver) of the conditions described in this Article 6, the appropriate officers of Acquisition Subsidiary and Seller shall execute the Merger Articles on the Closing Date. The consummation of the deliveries, exchanges, and transactions described herein shall occur on the Closing Date, but to be effective as of the Effective Time, except that the Merger Consideration described in Section 2.5 shall be delivered on the first business day following the Effective Time.

         6.3 Conditions to Buyer's Obligations. The obligations of Buyer under this Agreement to consummate the Closing shall, at its discretion, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, any of which conditions may be waived in writing by Buyer:

                  (a)  Seller   and   Shareholder   Approval.   Seller  and  the
         Shareholders shall have taken action to approve the Merger, and such approval shall not have been rescinded.

                  (b) No Misrepresentations, Breaches or Adverse Events. All representations and warranties of Seller and the Shareholders in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on such date, and there shall have been no material breach by, or material failure or inability of, Seller or the Shareholders in the performance of any of their material covenants or obligations herein.

                  (c) Approvals; Consents. All permissions, consents, releases, or approvals, governmental or otherwise, necessary on the part of Seller to consummate the transactions contemplated by this Agreement shall have been obtained by Seller and delivered to Buyer.

                  (d) Due Diligence. Buyer and its representatives shall have been given full access to Seller's properties, records and personnel and such other information of Seller as Buyer may reasonably request to assess and analyze Seller and its business and prospects and shall have been satisfied with the results of such due diligence.

                  (e) No Litigation. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement and there shall not then have been instituted or pending any action or proceeding before any federal or state court or governmental agency or other regulatory or administrative agency or instrumentality
         (i) challenging the Merger or otherwise seeking to restrain or prohibit consummation of the transactions contemplated by this Agreement or seeking to impose any material limitations on any provisions of this Agreement; or (ii) seeking to impose limitations on Buyer's ability effectively to exercise full rights of ownership of Seller following the Merger.

                  (f) Delivery of Documents. Seller and the Shareholders shall have executed and delivered to Buyer all of the documents and instruments required to be delivered by Seller and/or the Shareholders to Buyer at or prior to the Closing, including each of the following:

                           (i) A true and correct  copy of Seller's  Certificate
                  of Incorporation, and all amendments thereto, and Bylaws, as amended to date.

                           (ii) Certified copy of resolutions of Seller's Board of Directors and shareholders authorizing the execution and delivery of this Agreement and performance of the transactions contemplated herein, including specifically the authorization of the Merger.

                           (iii) The Merger  Articles  as  described  in Section
                  2.1.

                           (iv) Any tax clearance  certificates  required  under
                  applicable law in order to consummate the Merger.

                           (v) The Employment and Bonus Compensation  Agreements
                  described in Section 5.5.

                           (vi)   Agreements    waiving   or   terminating   the
                  indemnification  of  Seller's   directors  and  officers,   as
                  described in Section 5.6.

                           (g) Officer's Certificate.  Buyer shall have received
                  a certificate signed by the president and the treasurer of Seller to the effect that:

                           (i) The  representations and warranties of Seller set
                  forth herein are true and correct in all material respects as of the Closing.

                           (ii) All acts, covenants and conditions to be performed or complied with by Seller on or before the Closing have been fully performed or complied with in all material respects.

                           (iii) The copies of the Certificate of  Incorporation
                  and Bylaws provided by Seller to Buyer pursuant to Section 6.3(f)(i) above are current as of the Closing.

                  (h) Legal Opinion. Buyer shall have received a favorable opinion, addressed to Buyer, of Miles & Stockbridge, counsel to Seller, in form and substance satisfactory to counsel for Buyer, dated as of the date of the Closing, to the effect set forth on Schedule 6.3(h) hereto.

         6.4 Conditions to Seller's Obligations. The obligations of Seller and the Shareholders under this Agreement to consummate the Closing shall, at Seller's discretion, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, any of which conditions may be waived in writing by Seller:

                  (a) No Misrepresentations, Breaches or Adverse Events. All representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on such date, and there shall have been no material breach by, or material failure or inability of, Buyer in the performance of any of its material covenants or obligations herein.

                  (b) Approvals; Consents. All permissions, consents, releases, or approvals, governmental or otherwise, necessary on the part of Buyer to consummate the transactions contemplated by this Agreement shall have been obtained by Buyer and delivered to Seller.

                  (c) No Litigation. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement and there shall not then have been instituted or pending any action or proceeding before any federal or state court or governmental agency or other regulatory or administrative agency or instrumentality challenging the Merger or otherwise seeking to restrain or prohibit consummation of the transactions contemplated by this Agreement or seeking to impose any material limitations on any provisions of this Agreement.

                  (d) Delivery of Documents. Buyer shall have executed and delivered to Seller (except for the items described in Section 6.4(d)(i) below, which Buyer shall deliver to the Shareholders on the dates described in Section 2.5) all of the documents and instruments required to be delivered by Buyer to Seller at or prior to the Closing, including each of the following:

                           (i)  The Merger  Consideration,  described in Section
                  2.5.

                           (ii)  The  Merger Articles as described  in   Section
                  2.1.

                           (iii) Certified copy of resolutions of Buyer's Board of Directors authorizing execution and delivery of this Agreement and performance of the transactions contemplated herein, including specifically the authorization of the Merger and the formation of Acquisition Subsidiary.

                           (iv) The  Registration  Rights Agreement as described
                  in Section 2.2.

                           (v) The Employment and Bonus Compensation  Agreements
                  described in Section 5.5.

                  (e) Officer's Certificate. Seller shall have received a certificate signed by an executive officer of Buyer to the effect that:

                           (i) The  representations  and warranties of Buyer set
                  forth herein are true and correct in all material respects as of the Closing.

                           (ii) All acts, covenants and conditions to be performed or complied with by Buyer on or before the Closing have been fully performed or complied with by Buyer in all material respects.

                  (f) Legal Opinion. Seller and the Shareholders shall have received a favorable opinion, addressed to each of them, of Peter L. McCorkell, General Counsel of Buyer, in form and substance satisfactory to counsel for Seller, dated as of the date of the Closing, to the effect set forth on Schedule 6.4(f).


                                    ARTICLE 7
                                   Termination

         7.1 Termination Prior to Closing. The obligation of the parties hereto to consummate the Closing may be terminated and abandoned at any time on or before the Closing as follows:

                  (a) By and at the option of Buyer, upon written notice to Seller, if the conditions set forth in Section 6.3 have not been satisfied and the Closing shall not have occurred by September 30, 1996.

                  (b) By and at the option of Seller and the Shareholders, upon written notice to Buyer, if either (i) the conditions set forth in
         Section 6.4 have not been satisfied and the Closing shall not have occurred by September 30, 1996.

                  (c) At any time, without liability of either party to the other, upon the mutual written consent of Buyer and Seller.

         7.2 Consequences of Termination Prior to Closing. In the event of termination of this Agreement prior to the Closing, without limiting the parties' respective remedies for any breach of this Agreement, Buyer and Seller each will return to the other all documents and materials obtained from the other pursuant to this Agreement.


                                    ARTICLE 8
                            Survival; Indemnification

         8.1 Survival. All representations, warranties, covenants, and agreements contained in this Agreement, or any Schedule, certificate, or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto, or any information that any party may receive, and shall remain in full force and effect until the close of business on the date that is two (2) years after the Effective Time (the "Indemnity Period"). Upon the expiration of the Indemnity Period, all such representations, warranties, covenants, and agreements shall expire, terminate, and be of no further force or effect, except that the representations and warranties contained in Section 3.6 (relating to Tax matters) and Section 3.13 (relating to environmental matters) shall not expire but shall continue in perpetuity.

         8.2 Indemnification by Seller and the Shareholders. Seller and the Shareholders, jointly and severally, shall indemnify, defend and hold harmless Buyer and its officers, directors, shareholders, employees, agents and affiliates (collectively, all such indemnitees are referred to in this section as "Buyer") against and in respect of any and all claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor) that Buyer may incur or suffer arising out of or based upon the breach by Seller or the Shareholders of any of their respective representations, warranties, covenants or agreements contained or incorporated in this Agreement or any agreement, certificate or document executed and delivered to Buyer by Seller in connection with the transactions hereunder. The indemnification provided for under this Section 8.2, as it relates to breaches of Seller's and the Shareholders' representations, warranties, covenants and agreements contained herein, shall specifically be interpreted to mean and include the following occurrences for which Seller and the Shareholders shall be liable pursuant hereto: (i) occurrences prior to the Effective Time (that result in any such breach giving rise to indemnification hereunder), regardless of when the claim is made or the loss is booked; and (ii) any nonpayment of an account receivable of Seller as of the Effective Time that is subsequently written off (after good faith, diligent efforts to collect such receivable by September 30, 1997), but only to the extent that the aggregate amount of such accounts receivable so written off exceed the reserve for doubtful accounts reflected on the Final Balance Sheet of Seller as described in
Section 2.7(a)(i).

         8.3 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller, and its officers, directors, shareholders, employees, agents and affiliates (collectively, all such indemnitees are referred to in this Section as "Seller") against and in respect of any and all claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor) that Seller may incur or suffer arising out of or based upon the breach by Buyer of any of its representations, warranties, covenants or agreements contained or incorporated in this Agreement or any agreement, certificate or document executed and delivered to Seller by Buyer in connection with the transactions hereunder.

         8.4 Procedure for Claims. If a claim by a third party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article 8, such indemnified party shall promptly provide written notice to the indemnifying party of such claim, including the amount of the claim to the extent then known. With respect to claims for indemnification made under this Article 8, other than claims with respect to certain items specified in Section 8.1 dealing with Taxes and environmental matters, an indemnifying party shall be liable to an indemnified party only if such written notice of the claim for indemnification is given by the indemnified party to the indemnifying party prior to the expiration of the Indemnity Period. If such notice is timely given, the indemnifying party's obligation to indemnify the indemnified party shall survive the expiration of the Indemnity Period until resolved. If the indemnifying party hereunder is Seller, references in this
Section 8.4 to actions to be taken by the indemnifying party shall mean and refer to the actions to be taken by the Shareholders collectively. The indemnifying party shall have twenty (20) days after receipt of the above-mentioned notice to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld) and at its expense, the settlement or defense therefor, and the indemnified party shall cooperate with it in connection therewith; provided that: (i) the indemnifying party shall not thereby permit to exist any Lien upon any asset of any indemnified party, (ii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, with the fees and expenses of such counsel to be borne by the indemnifying party only if and to the extent that such counsel is necessary by reason of a demonstrable conflict of interest, and (iii) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any loss resulting from such claim and all related expenses incurred by the indemnified party pursuant to this
Article 8. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. If the indemnifying party does not notify the indemnified party within twenty (20) days after receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the indemnifying party.

         8.5 Set-off. In the event Seller or the Shareholders fail to pay when due any claim Buyer may have for indemnification pursuant to this Article 8, Buyer may, in addition to any other remedies to which it may be entitled, set-off any amount equal to Buyer's claim against the amounts otherwise owed by Buyer to the Shareholders or any of them, under this Agreement, the agreements executed pursuant to this Agreement, or otherwise. Buyer shall provide the Shareholders written notice of such set-off which written notice shall contain a description (in reasonable detail) of the claim on which the set-off is based. Such written notice shall be provided within ten (10) business days after the set-off is made.


                                    ARTICLE 9
                            Miscellaneous Provisions

         9.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns of the parties hereto. No party may assign or delegate its obligations hereunder without the written consent of the other parties, and no party may assign its rights hereunder, without the written consent of the other parties, to any person or entity unless the assignor remains liable for the performance of its obligations hereunder and the assignment is to an Affiliate of the assignor or a business organization that shall succeed to substantially all the assets and business, to which this Agreement relates, of the assignor or of such Affiliate.

         9.2 Further Assurances. Buyer, on the one hand, and Seller and the Shareholders, on the other, shall, at the request of the other and without further consideration, execute and deliver such instruments of assignment, transfer, license or assumption and take such further actions as the other may reasonably request in order more effectively to carry out the intents and purposes of this Agreement and the transactions contemplated hereby.

         9.3 Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Agreement, including the election of a party to proceed with the Closing despite the nonfulfillment of conditions to such party's obligations, shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, nor may any waiver, permit, consent or approval of any kind or character on the part of any party be effective against such party, other than by a written instrument signed by the party against whom enforcement of such amendment, waiver, discharge, termination, permit, consent or approval is sought and expressly stating the extent to which such instrument shall be an amendment, waiver, discharge, termination, permit, consent or approval.

         9.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be personally delivered, mailed by certified or registered mail or telecopied (with confirmation of transmission) to the party receiving such notice or shall be delivered by Federal Express or similar overnight courier, addressed as follows:

if to Buyer to:

         Fair, Isaac and Company, Incorporated
         120 North Redwood Drive
         San Rafael, California  94903
         Attention:  Peter L. McCorkell
         Telecopy No. (415) 479-6320

if to Seller or the Shareholders to:

         Credit & Risk Management Associates, Inc.
         Attention: Donald J. Sanders
         100 East Pratt Street
         16th Floor
         Baltimore, Maryland  21202
         Telecopy No. (410) 244-8993

         with a copy to:

         Miles & Stockbridge
         Attention: Mark S. Demilio, Esq.
         10 Light Street
         Baltimore, Maryland  21202
         Telecopy No. (410) 385-3700


Any party may change the above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. Following the Effective Time, notices otherwise to be provided to Seller shall instead be provided to the Shareholders. All notices shall be deemed given on the day when actually delivered as provided above, if delivered personally or by telecopy, three (3) business days after the date deposited, if mailed, or the business day after the date deposited, if delivered by overnight courier.

         9.5 Publicity. Seller shall make no public announcement with respect to the transactions contemplated hereby and will respond to all inquiries with respect thereto by stating that it is the policy of Seller not to comment on such matters. Seller and the Shareholders agree to maintain the absolute confidentiality of all information related to the transactions contemplated by this Agreement, including the existence of negotiations and all terms, until such information has been publicly announced by Buyer. If Buyer proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, Buyer shall so advise Seller and review the text thereof with Seller prior to publication. After an initial public announcement has been made, simple references by Buyer to the arrangements in annual reports or other stockholder communications shall not be subject to the previous sentence.

         9.6 Expenses. Each party hereto shall be solely responsible for and shall pay its own expenses and broker's fees, if any, incident to the negotiation and preparation of this Agreement and the preparation for, and consummation of, the transactions provided for herein.

         9.7 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws. Venue for any lawsuit or other proceeding arising under this Agreement or in any way relating to the transactions contemplated herein may be in the City of Baltimore, State of Maryland, and any such proceeding may be brought in any state or federal court in such jurisdiction. Each party hereto consents to the jurisdiction of the state and federal courts in the District of Maryland.

         9.8 Arbitration. Any dispute arising out of or relating to this Agreement or the breach of it shall be discussed between the disputing parties in a good-faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction of the controversy. The arbitrator shall be a retired state or federal judge or an active or retired attorney experienced in business or commercial litigation selected by the mutual agreement of the parties. If the parties cannot so agree within twenty (20) days, the arbitrator shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The costs of the proceedings shall be shared equally by the disputing parties.

         9.9 Severability and Interpretation. In the event that any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Any provision held overbroad as written shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable under applicable law, and enforced as amended. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

         9.10 Knowledge. Knowledge, as used in this Agreement or the instruments, certificates or other documents required hereunder, means actual knowledge of a fact or constructive knowledge if a reasonably prudent person in a like position would have known.

         9.11 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors or assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.12 Complete Agreement. This Agreement, the Exhibits and the Schedules constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous proposals or agreements, oral or written, with respect to the subject matter hereof, including but not limited to the Letter of Intent by and among the parties dated August 17, 1996. The Exhibits and Schedules to this Agreement shall be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein.

         9.13 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute but one agreement.




                      [THIS SPACE LEFT BLANK INTENTIONALLY]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in the manner appropriate for each, and to be dated and effective as of the day and year first above written.


                                      FAIR, ISAAC AND COMPANY, INCORPORATED

                                      By        /s/ Peter L. McCorkell
                                         -----------------------------------
                                          Its   Peter L. McCorkell


                                      FIC ACQUISITION CORPORATION,

                                      By        /s/ Peter L. McCorkell
                                         -----------------------------------
                                          Its   Peter L. McCorkell


                                      CREDIT & RISK MANAGEMENT ASSOCIATES, INC.

                                      By /s/ Donald J. Sanders
                                         -----------------------------------
                                             Donald J. Sanders



                                      /s/ Donald J. Sanders
                                      --------------------------------------
                                          Donald J. Sanders


                                      /s/ Paul A. Makowski
                                      --------------------------------------
                                          Paul A. Makowski


                                      /s/ Lawrence E. Dukes
                                      --------------------------------------
                                          Lawrence E. Dukes